EXHIBIT 10.1

KFORCE INC.

2005 ANNUAL PERFORMANCE BONUS PLAN

1. Purpose. The purpose of the Kforce Inc. Annual Performance Bonus Plan is to motivate and reward short-term performance by providing cash bonus payments based upon the achievement of pre-established and objective performance goals for each fiscal year.

2. Definitions. The following definitions are applicable to the Plan:

(a) “Annual Performance Bonus Award” means a target annual performance bonus award made pursuant to Section 5 of the Plan.

(b) “Award” means an Annual Performance Bonus Award.

(c) “Base Salary” means the base rate of cash compensation paid by the Firm to or for the benefit of a Participant for services rendered or labor performed while a Participant in this Plan, including base pay a Participant could have received in cash in lieu of deferrals under any deferred compensation plan or to any cafeteria plan under Section 125 of the Code maintained by the Firm.

(d) “Board” means the Board of Directors of the Firm.

(e) “Code” means the Internal Revenue Code of 1986, as amended, including Treasury Regulations.

(f) “Committee” means the Compensation Committee of the Board, which shall be appointed by, and serve at the pleasure of, the Board, and shall consist of members of the Board who are not employees of the Firm or any affiliate thereof and who qualify as “outside directors” under Section 162(m) of the Internal Revenue Code, as amended from time to time, and the regulations promulgated thereunder.

(g) “Executive Officer” means an employee of the Firm whom the Board has designated as an executive officer of the Firm for purposes of reporting under the Securities Exchange Act of 1934, as amended from time to time, or any successor thereto.

(h) “Firm” means Kforce Inc.

(i) “Fiscal Year” means the calendar year.

(j) “Participant” means any Executive Officers designated by the Committee to participate in the Plan.

(k) “Plan” means this Kforce Inc. 2005 Annual Performance Bonus Plan, as it may be amended from time to time.

3. Administration of Plan. The Plan shall be administered by the Committee. The Committee shall have the authority to select Executive Officers to participate in the Plan, to determine performance goals and the Annual Performance Bonus Award amounts to be paid upon achievement of the performance goals, to determine other terms and conditions of Awards under the Plan, to establish and amend rules and regulations relating to the Plan, and to make all other determinations necessary and advisable for the administration of the Plan. The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award in the manner and to the extent it shall deem desirable to carry it into effect. All decisions made by the Committee pursuant to the Plan shall be made in the Committee’s sole and absolute discretion and shall be final and binding on Executive Officers, Participants, and the Firm.

4. Designation of Participants. Participants in the Plan shall be selected by the Committee on an annual basis from among the Executive Officers.

5. Annual Performance Bonus Awards.

(a) Each Participant shall be eligible to receive such Annual Performance Bonus Award, if any, for each Fiscal Year as may be payable pursuant to the performance criteria described below. Annual Performance Bonus Awards consist of cash amounts payable upon the achievement during a Fiscal Year of specified objective performance goals. Within the first 90 days of the Fiscal Year, the Committee will establish the performance goals and the amounts to be paid if the performance goals are achieved. The Annual Performance Bonus Award, if any, for each Participant will be determined as a percentage of the Participant’s Base Salary. The maximum Annual Performance Bonus Award that may be awarded to a Participant for a Fiscal Year shall be 300% of the Participant’s Base Salary for such Fiscal Year.

(b) Participants shall have their Annual Performance Bonus Awards, if any, determined on the basis of the degree of achievement of performance goals which shall be established by the Committee in writing and which goals shall be stated in terms of the attainment of specified levels of or percentage changes in any one or more of the following measurements.

•	common stock price

•	average annual growth in earnings per share

•	increase in shareholder value

•	earnings per share

•	net income

•	return on assets

•	return on shareholders’ equity

•	increase in cash flow

•	operating profit or operating margins

•	revenue growth of Kforce

•	operating expenses

•	gross profit percentage

•	working capital

•	revenue levels

•	selling, general and administrative expense levels

•	debt or debt-to-equity

•	accounts receivable write-offs

•	cash levels

•	liquidity

The Committee shall, for each Fiscal Year, establish the performance goal or goals from among the foregoing to apply to each Participant and a formula or matrix prescribing the extent to which such Participant’s annual performance bonus award shall be earned based upon the achievement of such performance goal or goals.

(c) Each Annual Performance Bonus Award shall be based solely on achievement of one or more of the applicable performance goals as established by the Committee pursuant to Section 5(a) above and the Committee shall not have the discretion to increase the amount of the Annual Performance Bonus Award. No Annual Performance Bonus Award shall be payable except upon written certification by the Committee that the performance goals have been satisfied to a particular extent and that any other material terms and conditions precedent to payment of an Annual Performance Bonus Award have been satisfied.

(d) Payment of any Annual Performance Bonus Award amount to be paid to a Participant based upon the degree of attainment of the applicable performance goals shall be made at such time(s) as the Committee may in its discretion determine. However, the Award amount shall be paid in full within 30 days after the public release of its audited results.

6. Participant’s Interests. A Participant’s interest in any Awards shall at all times be reflected on the Firm’s books as a general unsecured and unfunded obligation of the Firm subject to the terms and conditions of the Plan. The Plan shall not give any person any right or security interest in any asset of the Firm or any fund in which any deferred payment is deemed invested. Neither the Firm, the Board, nor the Committee shall be responsible for the adequacy of the general assets of the Firm to discharge, or required to reserve or set aside funds for, the payment of its obligations hereunder.

7. Non-Alienation of Benefits; Beneficiary Designation. All rights and benefits under the Plan are personal to the Participant and neither the Plan nor any right or interest of a Participant or any other person arising under the Plan is subject to voluntary or involuntary alienation, sale, transfer, or assignment. Subject to the foregoing, the Firm shall establish such procedures as it deems necessary for a Participant to designate one or more beneficiaries to whom any payment the Committee determines to make would be payable in the event of the Participant’s death.

8. Withholding for Taxes. Notwithstanding any other provisions of this Plan, the Firm may withhold from any payment made by it under the Plan such amount or amounts as may be required for purposes of complying with any federal, state and local tax or withholding requirements.

9. Rights of Employees. Nothing in the Plan shall interfere with or limit in any way the right of the Firm to terminate a Participant’s employment at any time, or confer upon any Participant any right to continued employment with the Firm or any of its subsidiaries or affiliates.

10. Determinations Final. Each determination provided for in the Plan shall be made by the Committee under such procedures as may from time to time be prescribed by the Committee and shall be made in the sole discretion of the Committee. Any such determination shall be conclusive.

11. Adjustment of Awards. The Committee shall be authorized to make adjustments in the method of calculating attainment of performance goals in recognition of unusual or nonrecurring events affecting the Firm or its financial statements or changes in applicable laws, regulations or accounting principles; provided, however, that no such adjustment shall impair the rights of any Participant without his consent and that any such adjustments with respect to Annual Performance Bonus Awards shall be made in a manner consistent with Section 162(m) of the Code.

12. Amendment or Termination. The Board may, in its sole discretion, amend, suspend or terminate the Plan from time to time. No such termination or amendment shall alter a Participant’s right to receive a distribution as previously earned, as to which this Plan shall remain in effect following its termination until all such amounts have been paid, except as the Firm may otherwise determine.

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